SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2008

Intelsat Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22531	95-4607698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3400 International Drive, N.W. Washington, D.C.	20008
(Address of Principal Executive Offices)	(Zip Code)

(202) 944-6800

Registrant’s telephone number, including area code

n/a

(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The Acquisition

On February 4, 2008, Serafina Acquisition Limited (“Serafina”) consummated its acquisition (the “Acquisition”) of 100% of the primary equity ownership of Intelsat Holdings, Ltd. (“Intelsat Holdings”), the indirect parent of Intelsat Corporation (formerly known as PanAmSat Corporation, the “Company”), pursuant to a Share Purchase Agreement, dated as of June 19, 2007 (the “Share Purchase Agreement”), among Serafina, Intelsat Holdings, certain shareholders of Intelsat Holdings and Serafina Holdings Limited (“Serafina Holdings”). Serafina Holdings, the direct parent of Serafina, is an entity newly formed by funds controlled by BC Partners Limited (“BC Partners”) and certain other investors.

On February 4, 2008, Intelsat, Ltd., the indirect parent of the Company, issued a press release announcing the Acquisition, a copy of which is furnished as Exhibit 99.1 attached hereto.

Amendment to Intelsat Corporation Credit Agreement

On January 25, 2008, the Company entered into an Amendment No. 2 (“Amendment No. 2”) to its Senior Secured Credit Agreement (the “Intelsat Corporation Credit Agreement”), dated as of August 20, 2004, as amended and restated as of March 22, 2005 and as further amended and restated as of July 3, 2006, by and among the Company, the institutions party thereto as lenders, Citicorp USA, Inc., as administrative agent for the lenders and as agent for the secured parties, and certain other parties named therein.

Amendment No. 2 became effective upon the consummation of the Acquisition and amended and modified the Intelsat Corporation Credit Agreement to, among other things,

(a) change the applicable margin (i) on ABR loans that are Term Loans to a rate of 1.50% per annum, (ii) on LIBOR loans that are Term Loans to a rate of 2.50% per annum, (iii) on ABR Loans that are Revolving Credit Loans or Swingline Loans to a rate of between 1.875% and 1.500%, and (iv) on LIBOR Loans that are Revolving Credit Loans or Swingline Loans to a rate of between 2.875% and 2.500%.

(b) reduce the size of the revolving facility thereunder by $75 million and add a $75 million incremental revolving credit facility provision,

(c) add language requiring the payment of a prepayment premium for prepayments of term loans prior to February 4, 2011 (with respect to Tranche B-2-A Term Loans) or February 14, 2010 (with respect to Tranche B-2-B Term Loans),

(d) make certain changes permitting the Acquisition,

(e) add a financial maintenance covenant requiring compliance with a Consolidated Secured Debt to Consolidated EBITDA Ratio of less than or equal to 4.5 to 1.0, and

(f) appoint Credit Suisse, Cayman Islands Branch as successor administrative agent.

Amendment No. 2 is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Incremental Term Loan Borrowing under Intelsat Corporation Credit Agreement

On February 4, 2008, the Company executed a Joinder Agreement (the “Joinder Agreement”) by and among the Company, Credit Suisse, Cayman Islands Branch, Bank of America, N.A., and Morgan Stanley Senior Funding, Inc., as Lenders and Credit Suisse, Cayman Islands Branch, as Administrative Agent, to the Intelsat Corporation Credit Agreement pursuant to which it incurred an additional $150 million in aggregate principal amount of Tranche B-2 Term Loans thereunder (the “Incremental Tranche B-2 Term Loans”). The Incremental Tranche B-2 Term Loans consist of Incremental Tranche B-2-A Term Loans, Incremental Tranche B-2-B Term Loans and Incremental Tranche B-2-C Term Loans. Interest on the Incremental Tranche B-2 Term Loans will accrue at LIBOR plus 2.50% and the Incremental Tranche B-2 Term Loans will mature in 2014. The Company will be required to make principal payments on the Incremental Tranche B-2 Term Loans in accordance with the Intelsat Corporation Credit Agreement. The Incremental Tranche B-2 Term Loans will have the benefit of the covenants and events of default set forth in the Intelsat Corporation Credit Agreement. The Joinder Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

On February 4, 2008, pursuant to the terms of the Share Purchase Agreement, Serafina acquired 100% of the primary equity ownership of Intelsat Holdings, the indirect parent of the Company. The aggregate cash purchase price for all of the equity securities of Intelsat Holdings was approximately $5.0 billion. Serafina is a wholly owned subsidiary of Serafina Holdings Limited, which in turn, is owned by funds affiliated with BC Partners Limited, funds affiliated with Silver Lake, certain other equity investors and management.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 2 to Credit Agreement and Appointment of Administrative Agent, dated as of January 25, 2008, among Intelsat Corporation, the lenders party thereto, Citicorp USA, Inc., in its capacity as administrative agent for the lenders and as agent for the secured parties, and Credit Suisse, Cayman Islands Branch, as successor administrative agent.

10.2	Joinder Agreement, dated as of February 4, 2008, among Intelsat Corporation, Credit Suisse, Cayman Islands Branch, and the lenders party thereto.

99.1	Press Release of Intelsat, Ltd. dated February 4, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2008

INTELSAT CORPORATION

By:	/s/ Jeffrey Freimark
Name:	Jeffrey Freimark
Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amendment No. 2 to Credit Agreement and Appointment of Administrative Agent, dated as of January 25, 2008, among Intelsat Corporation, the lenders party thereto, Citicorp USA, Inc., in its capacity as administrative agent for the lenders and as agent for the secured parties, and Credit Suisse, Cayman Islands Branch, as successor administrative agent.

10.2	Joinder Agreement, dated as of February 4, 2008, among Intelsat Corporation, Credit Suisse, Cayman Islands Branch, and the lenders a party thereto.

99.1	Press Release dated February 4, 2008.

7